Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Inuvo, Inc. on Form S3 (Nos. 333-253018 and 333-239147) and Form S8 (Nos. 333-220313, 333-220320, 333-252404 and 333-252403) of our report dated March 17, 2022, on our audit of the consolidated financial statements as of December 31, 2021 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 17, 2022.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
March 17, 2022